Exhibit (12)(e)

Form of opinion and consent of counsel regarding tax matters for the FBR Balanced Fund and FBR Core Bond Fund

[DECHERT LLP LETTERHEAD]

FORM OF OPINION

[February 26, 2010]

Board of Trustees

AFBA 5Star Funds

909 North Washington Street

Alexandria, Virginia 22314

Board of Trustees

The FBR Funds

1001 Nineteenth Street North

Arlington, Virginia 22209

Dear Ladies and Gentlemen:

                You have requested our opinion regarding certain federal income tax consequences to each of the funds identified on Exhibit A as an acquired fund (each, an “Acquired Fund”), each a separate series of AFBA 5Star Funds, a Delaware statutory trust (the “AFBA Trust”), to the holders of the shares of beneficial interest (the “Acquired Fund Shares”) of each Acquired Fund (the “Acquired Fund Shareholders”), and to each of the funds identified on Exhibit A as an acquiring fund (each, an “Acquiring Fund”), each a separate series of The FBR Funds, a Delaware statutory trust (the “FBR Trust”), in connection with the proposed transfer of substantially all of the properties of each Acquired Fund to each Acquiring Fund in exchange solely for voting shares of beneficial interest of each Acquiring Fund (“Acquiring Fund Shares”) and the assumption of all liabilities of each Acquired Fund by each Acquiring Fund, followed by the distribution of such Acquiring Fund Shares received by each Acquired Fund in complete liquidation and termination of each Acquired Fund (the “Reorganization”), all pursuant to the Agreement and Plan of Reorganization (the “Plan”) dated as of [        ,     ], executed by the AFBA Trust on behalf of each Acquired Fund and by the FBR Trust on behalf of each Acquiring Fund.

For purposes of this opinion, we have examined and relied upon (1) the Plan, (2) the Form N-14 filed by Acquiring Fund on December 28, 2009, with the Securities and Exchange Commission, (3) the facts and representations contained in the letter dated on or about the date hereof addressed to us from the FBR Trust on behalf of each Acquiring Fund, (4) the facts and representations contained in the letter dated on or about the date hereof addressed to us from the AFBA Trust on behalf of each Acquired Fund, and (5) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

This opinion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof.  This opinion is conditioned upon each Reorganization taking place in the manner described in the Plan and Form N-14 referred to above.

Based upon the foregoing, it is our opinion that for each of the Reorganizations:

37.

The acquisition by Acquiring Fund of substantially all of the properties of Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption of all liabilities of Acquired Fund by Acquiring Fund followed by the distribution of Acquiring Fund Shares to the Acquired Fund Shareholders in exchange for their Acquired Fund shares in complete liquidation and termination of Acquired Fund will constitute a tax-free reorganization under Section 368(a) of the Code.

38.

Acquired Fund will not recognize gain or loss upon the transfer of substantially all of its properties to Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption of all liabilities of Acquired Fund, except that Acquired Fund may be required to recognize gain or loss with respect to contracts described in Section 1256(b) of the Code or stock in a passive foreign investment company, as defined in Section 1297(a) of the Code.

39.

Acquired Fund will not recognize gain or loss upon the distribution to its shareholders of the Acquiring Fund Shares received by Acquired Fund in the Reorganization.

40.

Acquiring Fund will recognize no gain or loss upon receiving the properties of Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption of all liabilities of Acquired Fund.

41.

The adjusted basis to Acquiring Fund of the properties of Acquired Fund received by Acquiring Fund in the Reorganization will be the same as the adjusted basis of those properties in the hands of Acquired Fund immediately before the exchange.

42.

Acquiring Fund’s holding periods with respect to the properties of Acquired Fund that Acquiring Fund acquires in the Reorganization will include the respective periods for which those properties were held by Acquired Fund (except where investment activities of Acquiring Fund have the effect of reducing or eliminating a holding period with respect to an asset).

43.

The Acquired Fund Shareholders will recognize no gain or loss upon receiving Acquiring Fund Shares solely in exchange for Acquired Fund Shares.

44.

The aggregate basis of the Acquiring Fund Shares received by an Acquired Fund Shareholder in the Reorganization will be the same as the aggregate basis of Acquired Fund Shares surrendered by the Acquired Fund Shareholder in exchange therefor.

45.

An Acquired Fund Shareholder’s holding period for the Acquiring Fund Shares received by the Acquired Fund Shareholder in the Reorganization will include the holding period during which the Acquired Fund Shareholder held Acquired Fund Shares surrendered in exchange therefor, provided that the Acquired Fund Shareholder held such shares as a capital asset on the date of Reorganization.

We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan.

Very truly yours,

Exhibit A

Acquiring Fund	Acquired Fund
FBR Balanced Fund	AFBA 5Star Balanced Fund
FBR Core Bond Fund	AFBA 5Star Total Return Bond Fund